Exhibit 99.1
PART I
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
This report contains “forward-looking statements.” All statements other than statements of historical fact contained in this report are forward-looking statements, including, without limitation, statements regarding our plans, strategies, prospects and expectations concerning our business, results of operations and financial condition. You can identify many of these statements by looking for words such as “believe,” “expect,” “intend,” “project,” “anticipate,” “estimate,” “continue” or similar words or the negative thereof.
Known material factors that could cause our actual results to differ from those in these forward-looking statements are described in “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2016 that was previously filed by the Partnership on February 24, 2017, and Exhibit 99.3 “Revised Sunoco LP Part II Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations” of this report.
All forward-looking statements included in this report are based on information available to us on the date of this report. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements.

Item 1.	Business
General
As used in this document, the terms “Partnership,” “SUN,” “we,” “us,” or “our” should be understood to refer to Sunoco LP, known prior to October 27, 2014 as Susser Petroleum Partners LP, and our consolidated subsidiaries as applicable and appropriate.
Overview
We are a Delaware master limited partnership. We are managed by our general partner, Sunoco GP LLC (our “General Partner”), which is owned by Energy Transfer Equity, L.P., another publicly traded master limited partnership (“ETE”). The following simplified diagram depicts our organizational structure as of December 31, 2016.

We are engaged in the retail sale of motor fuels and merchandise through our company-operated convenience stores and retail fuel sites, as well as the wholesale distribution of motor fuels to convenience stores, independent dealers, commercial customers and distributors. Additionally, we are the exclusive wholesale supplier of the iconic Sunoco-branded motor fuel, supplying an extensive distribution network of approximately 5,335 Sunoco-branded company and third-party operated locations.
Effective January 1, 2016, we completed the acquisition from ETP Retail Holdings, LLC (“ETP Retail”) of (i) the remaining 68.42% membership interest and 49.9% voting interest in Sunoco, LLC (“Sunoco LLC”) and (ii) 100% of the membership interest of Sunoco Retail LLC (“Sunoco Retail”), which immediately prior to the acquisition owned all of the retail assets previously owned by Sunoco, Inc. (R&M), an ethanol plant located in Fulton, NY, 100% of the interests in Sunmarks, LLC and all of the retail assets previously owned by Atlantic Refining and Marketing Corp. This acquisition was accounted for as a transaction between entities under common control. Specifically, the Partnership recognized acquired assets and assumed liabilities at their respective carrying values with no goodwill created. The Partnership’s results of operations include 100% of Sunoco LLC’s and Sunoco Retail’s results of operations beginning September 1, 2014, the date of common control. As a result, the Partnership retrospectively adjusted its financial statements to include the balances and operations of Sunoco LLC and Sunoco Retail from August 31, 2014.
During 2016, we completed other strategic acquisitions of businesses that operate complementary motor fuel distribution and convenience retail stores (see “Acquisitions” below). As a result of these and previously completed acquisitions, we operate approximately 1,345 convenience stores and fuel outlets in more than 20 states, offering merchandise, food service, motor fuel and other services as of December 31, 2016. Our retail stores operate under several brands, including our proprietary convenience store brands Stripes, APlus, and Aloha Island Mart. We distributed approximately 7.8 billion gallons of motor fuel during 2016 through our convenience stores and consignment locations, contracted independent convenience store operators, and other commercial customers.
Operating Segments and Subsidiaries
We operate our business as two segments, which are primarily engaged in wholesale fuel distribution and retail fuel and merchandise sales, respectively. On April 6, 2017, certain subsidiaries of the Partnership (collectively, the “Sellers”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) with 7-Eleven, Inc., a Texas corporation (“7-Eleven”) and SEI Fuel Services, Inc., a Texas corporation and wholly-owned subsidiary of 7-Eleven (“SEI Fuel,” and, together with 7-Eleven, referred to herein collectively as “Buyers”) to sell a portfolio of approximately 1,112 company-operated retail outlets in 19 geographic regions, together with ancillary businesses and related assets. With the assistance of a third-party brokerage firm, we have begun marketing efforts with respect to approximately 208 sites under the Stripes brand (“Stripes Sites”) located in certain West Texas, Oklahoma and New Mexico markets, which were not included in the 7-Eleven Purchase Agreement. On January 18, 2017, with the assistance of a third-party brokerage firm, we launched a portfolio optimization plan to market and sell 97 real estate assets located in Florida, Louisiana, Massachusetts, Michigan, New Hampshire, New Jersey, New Mexico, New York, Ohio, Oklahoma, Pennsylvania, Rhode Island, South Carolina, Texas and Virginia. The results of these operations have been reported as discontinued operations for all periods presented in the consolidated financial statements. See Note 5 in Exhibit 99.4 for more information related to the Purchase Agreement, the marketing efforts and the discontinued operations. All other footnotes present results of the continuing operations.
Our primary operations are conducted by the following consolidated subsidiaries:
Wholesale Subsidiaries

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Susser Petroleum Operating Company LLC (“SPOC”), a Delaware limited liability company, distributes motor fuel, propane and lubricating oils to Stripes’ retail locations, consignment locations, and third party customers in Texas, New Mexico, Oklahoma, Louisiana, and Kansas.

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Sunoco LLC, a Delaware limited liability company, primarily distributes motor fuel across more than 26 states throughout the East Coast, Midwest, and Southeast regions of the United States. Sunoco LLC also processes transmix and distributes refined product through its terminals in Alabama and the Greater Dallas, TX metroplex.

•	Southside Oil, LLC (“Southside”), a Virginia limited liability company, distributes motor fuel primarily in Virginia, Maryland, Tennessee, and Georgia.

•	Aloha Petroleum LLC, a Delaware limited liability company, distributes motor fuel and operates terminal facilities on the Hawaiian Islands.
Retail Subsidiaries (Also see Note 5 in Exhibit 99.4)

•	Susser Petroleum Property Company LLC (“PropCo”), a Delaware limited liability company, primarily owns and leases convenience store properties.

•	Susser Holdings Corporation (“Susser”), a Delaware corporation, sells motor fuel and merchandise in Texas, New Mexico, and Oklahoma through Stripes-branded convenience stores.

•	Sunoco Retail, a Pennsylvania limited liability company, owns and operates convenience stores that sell motor fuel and merchandise primarily in Pennsylvania, New York, and Florida.

•	MACS Retail LLC (“MACS Retail”), a Virginia limited liability company, owns and operates convenience stores in Virginia, Maryland, and Tennessee.

•	Aloha Petroleum, Ltd. (“Aloha”), a Hawaii corporation, owns and operates convenience stores on the Hawaiian Islands.
Acquisitions
On October 12, 2016, we completed the acquisition of the convenience store, wholesale motor fuel distribution, and commercial fuels distribution business serving East Texas and Louisiana from Denny Oil Company (“Denny”) for approximately $55 million. This acquisition includes six company-owned and operated locations, six company-owned and dealer operated locations, wholesale fuel supply contracts for a network of independent dealer-owned and dealer-operated locations, and a commercial fuels business in the Eastern Texas and Louisiana markets. As part of the acquisition, we acquired 13 fee properties, which included the six company operated locations, six dealer operated locations, a bulk plant and an office facility.
On August 31, 2016, we acquired the fuels business (the “Fuels Business”) from Emerge Energy Services LP (NYSE: EMES) (“Emerge”) for $171 million, inclusive of working capital and other adjustments. The Fuels Business comprises Dallas-based Direct Fuels LLC and Birmingham-based Allied Energy Company LLC, both wholly owned subsidiaries of Emerge, and engages in the processing of transmix and the distribution of refined fuels. As part of the acquisition, we acquired two transmix processing plants with attached refined product terminals. Combined, the plants can process over 10,000 barrels per day of transmix, and the associated terminals have over 800,000 barrels of storage capacity.
On June 22, 2016, we acquired 14 convenience stores and the wholesale fuel business in the Austin, Houston, and Waco, Texas markets from Kolkhorst Petroleum Inc. for $39 million. The convenience stores acquired include 5 fee properties and 9 leased properties, all of which are company operated. The Kolkhorst acquisition also included supply contracts with dealer-owned and operated sites.
On June 22, 2016, we acquired 18 convenience stores serving the upstate New York market from Valentine Stores, Inc. (“Valentine”) for $78 million. The acquisition included 19 fee properties (of which 18 are company operated convenience stores and one is a standalone Tim Hortons), one leased Tim Hortons property, and three raw tracts of land in fee for future store development.
See Note 3 of the Notes to Consolidated Financial Statements included in Exhibit 99.4 for additional information on our acquisitions.
Assets Held for Sale and Recent Developments
On April 6, 2017, we entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with 7-Eleven, Inc., a Texas corporation (“7-Eleven”) and SEI Fuel Services, Inc., a Texas corporation and wholly-owned subsidiary of 7-Eleven. Pursuant to the Asset Purchase Agreement, we have agreed to sell a portfolio of approximately 1,112 company-operated retail fuel outlets in 19 geographic regions, together with ancillary businesses and related assets, including the proprietary Laredo Taco Company brand, for an aggregate purchase price of $3.3 billion. The closing of the transaction contemplated by the Asset Purchase Agreement is expected to occur in the fourth quarter of 2017, and is subject to the satisfaction or waiver of customary closing conditions for a transaction of this type, including the receipt of any approvals required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
With the assistance of a third-party brokerage firm, we have begun marketing efforts with respect to approximately 208 Stripes Sites located in certain West Texas, Oklahoma and New Mexico markets which were not included in the 7-Eleven Asset Purchase Agreement. There can be no assurance of our success in selling the remaining company-operated retail assets, nor the price or terms of such sale, and even if a sale is consummated, we may remain contingently responsible for certain risks and obligations related to the divested retail assets.
On March 30, 2017, the Partnership entered into a Series A Preferred Unit Purchase Agreement with ETE, relating to the issue and sale by the Partnership to ETE of 12,000,000 Series A Preferred Units (the “Preferred Units”) representing limited partner interests in the Partnership at a price per Preferred Unit of $25.00 (the “Offering”). The distribution rate for the Preferred Units will be 10.00%, per annum, of the $25.00 liquidation preference per unit (the “Liquidation Preference”) (equal to $2.50 per Preferred Unit per annum) until March 30, 2022, at which point the distribution rate will become a floating rate of 8.00% plus three-month LIBOR of the Liquidation Preference. The Offering closed on March 30, 2017, and the Partnership received proceeds from the Offering of $300 million, which was used to repay indebtedness under the revolving credit facility.

On January 18, 2017, with the assistance of a third-party brokerage firm, we launched a portfolio optimization plan to market and sell 97 real estate assets. Real estate assets included in this process are company-owned locations, undeveloped greenfield sites and other excess real estate. Properties are located in Florida, Louisiana, Massachusetts, Michigan, New Hampshire, New Jersey, New Mexico, New York, Ohio, Oklahoma, Pennsylvania, Rhode Island, South Carolina, Texas and Virginia. The properties will be sold through a sealed-bid sale. Of the 97 properties, 16 have been sold and an additional 20 are under contract to be sold. 31 are being sold to 7-Eleven and 9 are being sold in another transaction. The remaining 21 continue to be marketed by the third-party brokerage firm.
On May 2, 2016, we finalized an agreement with the Indiana Toll Road Concession Company to develop and operate 8 travel plazas along the 150-mile toll road. The agreement has a 20-year term with an estimated cost of $31 million. The first series of plaza reconstruction began in the third quarter of 2016, and the total construction period is expected to last two years.
On March 28, 2016, we entered into a Store Development Agreement with Dunkin’ Donuts to be the exclusive developer of Dunkin’ Donuts restaurants in the state of Hawaii for an initial term of eight years. We have committed to building and operating 15 Dunkin’ Donuts restaurants at an estimated cost of $20 million. We anticipate that approximately half the restaurants will be built on existing properties and half will be standalone restaurants developed on properties that will be acquired in the future.
Available Information
Our principal executive offices are located at 8020 Park Lane, Suite 200, Dallas, Texas 75231. Our telephone number is (832) 234-3600. Our Internet address is www.SunocoLP.com. We make available through our website our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as soon as reasonably practicable after we electronically file such material with, or furnish such material to, the Securities and Exchange Commission (the “SEC”). Information contained on our website is not part of this report. The SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.
Our Relationship with Energy Transfer Equity, L.P. and Energy Transfer Partners, L.P.
ETE is a publicly traded master limited partnership that owns our general partner. ETE also directly and indirectly owns equity interests in Energy Transfer Partners, L.P. (“ETP”) and the Partnership, which are also publicly traded master limited partnerships engaged in diversified energy-related businesses.
ETP is one of the largest publicly traded master limited partnerships in the U.S. in terms of equity market capitalization. ETP, through its wholly owned operating subsidiaries, is engaged primarily in natural gas and natural gas liquids transportation, storage and fractionation services. ETP is also engaged in refined product and crude oil operations including transportation and retail marketing of gasoline and middle distillates through its subsidiaries.
One of our principal strengths is our relationship with ETE and ETP. As of September 29, 2017, ETE owns 100% of the membership interest in our general partner, 2.3% of our outstanding common units and all of our incentive distribution rights and Series A Preferred Units, and ETP owns 43.7% of our outstanding common units. Given the significant joint ownership, we believe ETE and ETP will be motivated to promote and support the successful execution of our business strategies. In particular, we believe it will be in the best interest of ETP and ETE to facilitate organic growth opportunities and accretive acquisitions from third parties, although neither ETE nor ETP is under any obligation to do so.
Commercial Agreements with Affiliates
We are party to the following fee-based commercial agreements with various subsidiaries or affiliates of ETP:

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Philadelphia Energy Solutions Products Purchase Agreements – two related products purchase agreements, one with Philadelphia Energy Solutions Refining & Marketing (“PES”) and one with PES’s product financier Merrill Lynch Commodities; both purchase agreements contain 12-month terms that automatically renew for consecutive 12-month terms until either party cancels with notice. ETP Retail owns a noncontrolling interest in the parent of PES.

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ETP Transportation and Terminalling Contracts – various agreements with subsidiaries of ETP for pipeline, terminalling and storage services. We also have agreements with subsidiaries of ETP for the purchase and sale of fuel.

For more information regarding the commercial agreements, please read “Item 13. Certain Relationships, Related Transactions and Director Independence” of our annual report on Form 10-K that was previously filed by the Partnership on February 24, 2017.

Our Business and Operations
Wholesale Operations Segment
We are a wholesale distributor of motor fuels and other petroleum products which we supply to our retail segment, to third-party dealers and distributors, to independent operators of consignment locations and other consumers of motor fuel. Also included in the wholesale segment are transmix processing plants and refined products terminals. Transmix is the mixture of various refined products (primarily gasoline and diesel) created in the supply chain (primarily in pipelines and terminals) when various products interface with each other. Transmix processing plants separate this mixture and return it to salable products of gasoline and diesel.
We are the exclusive wholesale supplier of the iconic Sunoco branded motor fuel, supplying an extensive distribution network of approximately 5,335 Sunoco-branded company and third-party operated locations throughout the East Coast, Midwest and Southeast regions of the United States, including approximately 235 company operated Sunoco-branded locations in Texas. We believe we are one of the largest independent motor fuel distributors by gallons in Texas and one of the largest distributors of Chevron, Exxon, and Valero branded motor fuel in the United States. In addition to distributing motor fuels, we also distribute other petroleum products such as propane and lubricating oil, and we receive rental income from real estate that we lease or sublease.
We purchase motor fuel primarily from independent refiners and major oil companies and distribute it across more than 30 states throughout the East Coast, Midwest and Southeast regions of the United States, as well as Hawaii to approximately:

•	1,345 company-operated convenience stores and fuel outlets;

•	165 independently operated consignment locations where we sell motor fuel under consignment arrangements to retail customers;

•	5,550 convenience stores and retail fuel outlets operated by independent operators, which we refer to as “dealers” or “distributors,” pursuant to long-term distribution agreements; and

•	2,130 other commercial customers, including unbranded convenience stores, other fuel distributors, school districts and municipalities and other industrial customers.
Dealer Incentives
In addition to motor fuel distribution, we offer dealers the opportunity to participate in merchandise purchasing and promotional programs arranged with vendors. We believe the vendor relationships we have established through our retail operations and our ability to develop programs provide us with an advantage over other distributors when recruiting new dealers into our network, as well as retaining current dealers. Our dealer incentives give our dealers access to discounted rates on products and services that they would likely not be able to obtain on their own.
Sales to Contracted Third Parties
We distribute fuel under long-term contracts to branded distributors, branded and unbranded convenience stores, and branded and unbranded retail fuel outlets operated by third parties. No single third party dealer or distributor is material to our business.
Sunoco-branded supply contracts with distributors generally have both time and volume commitments that establish contract duration. These contracts have an initial term of approximately nine years, with an estimated, volume-weighted term remaining of approximately four years.
Distribution contracts with convenience stores and retail fuel outlets generally commit us to distribute branded (including, but not limited to, Sunoco branded) or unbranded motor fuel to a location or group of locations and arrange for all transportation and logistics. These contracts require, among other things, that dealers maintain the standards established by the applicable fuel brand, if any. The initial term of these contracts range from three to twenty years, with most contracts for ten years.
Our supply contracts and distribution contracts are typically constructed so that we receive either (i) a fee per gallon equal to the posted rack rate, less any applicable commercial discounts, plus transportation costs, taxes and a fixed, volume-based fee, which is usually expressed in cents per gallon, or (ii) receive a variable cent per gallon margin (“dealer tank wagon pricing”).
During 2016, our wholesale business distributed fuel under consignment arrangements at approximately 165 locations. Under these arrangements we generally provide and control motor fuel inventory and price at the site and receive actual retail selling price for each gallon sold, less a commission paid to the independent operators.
We continually seek to expand through the addition of new branded dealers, distributors and consignment locations, new unbranded commercial customers, and through acquisitions of contracts for existing independently operated sites from other distributors.

We evaluate potential independent site operators based on their creditworthiness and the quality of their site and operations, including the site’s size and location, projected monthly volumes of motor fuel, monthly merchandise sales, overall financial performance and previous operating experience. We may extend credit to certain dealers based on our credit evaluation process.
Sales to Other Commercial Customers
We distribute unbranded fuel to numerous other customers, including convenience stores, unattended fueling facilities and certain other commercial customers. These customers are primarily commercial, governmental and other parties who buy motor fuel by the load or in bulk and who do not generally enter into exclusive contractual relationships with us, if they enter into a contractual relationship with us at all. Sales to these customers are typically made at a quoted price based upon our cost plus taxes, cost of transportation and a margin determined at time of sale, and may provide for immediate payment or the extension of credit for up to 30 days. We also sell propane, lubricating oil and other petroleum products, such as heating fuels, to our commercial customers on both a spot and contracted basis. In addition, we receive income from the manufacture and wholesale sale of race fuels at our Marcus Hook, Pennsylvania manufacturing facility.
Fuel Supplier Arrangements
We distribute branded motor fuel under the Aloha, Chevron, Citgo, Conoco, Exxon, Mahalo, Mobil, Phillips 66, Shamrock, Shell, Texaco, Sunoco, and Valero brands. We purchase branded motor fuel from major oil companies and refiners under supply agreements. Our largest branded fuel suppliers in terms of volume are Chevron, Exxon, Phillips 66 and Valero. The branded fuel supply agreements generally have an initial term of three to five years. Each supply agreement typically contains provisions relating to payment terms, use of the supplier’s brand names, credit card processing, compliance with other of the supplier’s requirements, insurance coverage and compliance with legal and environmental requirements, among others.
We also distribute unbranded motor fuel, which we purchase on a bulk basis, on a rack basis based upon prices posted by the refiner at a fuel supply terminal, or on a contract basis with the price tied to one or more market indices.
As is typical in the industry, our suppliers generally can terminate the supply contract if we do not comply with any material condition of the contract, including our failure to make payments when due, fraud, criminal misconduct, bankruptcy or insolvency.
Bulk Fuel Purchases
We purchase motor fuel in bulk and hold it in inventory or transport it via pipeline. To mitigate inventory risk, we use commodity futures contracts or other derivative instruments which are matched in quantity and timing to the anticipated usage of the inventory. We also blend in various additives including ethanol and biomass-based diesel.
Terminals and Transmix
We operate two transmix processing facilities and eight refined product terminals (six in Hawaii and two associated with our transmix plants). Transmix is the mixture of various refined products (primarily gasoline and diesel) created in the supply chain (primarily in pipelines and terminals) when various products interface with each other. Transmix processing plants separate this mixture and return it to salable products of gasoline and diesel. Our refined product terminals provide storage and distribution services used to supply our own retail stations as well as third-party customers. In addition, we provide services at our terminals to various third-party throughput customers.
Transportation Logistics
We provide transportation logistics for most of our motor fuel deliveries through our own fleet of fuel transportation vehicles as well as third-party and affiliated transportation providers. We arrange for motor fuel to be delivered from the storage terminals to the appropriate sites in our distribution network at prices consistent with those historically charged to third parties for the delivery of fuel. We also deliver motor fuel, propane, and lubricating oils to commercial customers involved in petroleum exploration and production.
Technology
Technology is an important part of our wholesale operations. We utilize a proprietary web-based system that allows our wholesale customers to access their accounts at any time from a personal computer to obtain prices, place orders, and review invoices, credit card transactions and electronic funds transfer notifications. Substantially all of our customer payments are processed by electronic funds transfer. We use an internet-based system to assist with fuel inventory management and procurement and an integrated wholesale fuel system for financial accounting, procurement, billing and inventory management.

Retail Operations Segment (Also see Note 5 in Exhibit 99.4)
As of December 31, 2016, our retail segment operated approximately 1,345 convenience stores and retail fuel outlets. Our retail convenience stores operate under several brands, including our proprietary brands Stripes, APlus, and Aloha Island Mart, and offer a broad selection of food, beverages, snacks, grocery and non-food merchandise, motor fuel and other services. We have company operated sites in more than 20 states, with a significant presence in Texas, Pennsylvania, New York, Florida, Virginia and Hawaii.
As of December 31, 2016, we operated approximately 740 Stripes convenience stores in Texas, New Mexico, Oklahoma and Louisiana. Each store offers a customized merchandise mix based on local customer demand and preferences. We have built approximately 255 large-format convenience stores from January 2000 through December 31, 2016. We have implemented our proprietary, in-house Laredo Taco Company restaurant concept in approximately 470 Stripes convenience stores and intend to implement it in all newly constructed Stripes convenience stores. We also own and operate ATM and proprietary money order systems in most Stripes stores and provide other services such as lottery, prepaid telephone cards, wireless services and car washes.
As of December 31, 2016, we operated approximately 445 retail convenience stores and fuel outlets, primarily under our proprietary and iconic Sunoco fuel brand, and principally located in Pennsylvania, New York and Florida, including approximately 400 APlus convenience stores. Sunoco Retail's convenience stores offer a broad selection of food, beverages, snacks, grocery, and non-food merchandise, as well as motor fuel and other services such as ATM's, money orders, lottery, prepaid telephone cards, and wireless services.
As of December 31, 2016, we operated approximately 160 MACS and Aloha convenience stores and fuel outlets in Virginia, Maryland, Tennessee, Georgia, and Hawaii offering merchandise, food service, motor fuel and other services. As of December 31, 2016, MACS operated approximately 110 company-operated retail convenience stores and Aloha operated approximately 50 Aloha, Shell, and Mahalo branded fuel stations.
For further detail of our segment results refer to Exhibit 99.4, “Item 8. Financial Statements and Supplementary Data - Notes to Consolidated Financial Statements - Note 20 Segment Reporting” and Exhibit 99.3, “Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations”.
Merchandise Suppliers
Our retail businesses purchase approximately 46% of total retail merchandise from McLane Company, Inc. We do not maintain additional product inventories other than what is in our stores.
Sale of Regulated Products
In certain areas where our convenience stores are located, state or local laws limit the hours of operation for the sale of alcoholic beverages and restrict the sale of alcoholic beverages and tobacco products to persons younger than a certain age. State and local regulatory agencies have the authority to approve, revoke, suspend or deny applications for and renewals of permits and licenses relating to the sale of alcoholic beverages, as well as to issue fines to convenience stores for the improper sale of alcoholic beverages and tobacco products. Failure to comply with these laws may result in the loss of necessary licenses and the imposition of fines and penalties on us. Such a loss or imposition could have a material adverse effect on our business, liquidity and results of operations.
Real Estate and Lease Arrangements
As of December 31, 2016, our real estate and lease arrangements are as follows:

	Owned	Leased
Wholesale dealer and consignment sites	491	221
Company-operated convenience stores	856	491
Warehouses, offices and other	91	75
Total	1,438	787

Competition
In our wholesale fuel distribution business, we compete primarily with other independent motor fuel distributors. The markets for distribution of wholesale motor fuel and the large and growing convenience store industry are highly competitive and fragmented, which results in narrow margins. We have numerous competitors, some of which may have significantly greater resources and name recognition than we do. Significant competitive factors include the availability of major brands, customer service, price, range of services offered and quality of service, among others. We rely on our ability to provide value-added and reliable service and to control our operating costs in order to maintain our margins and competitive position.
In our retail business, we face strong competition in the market for the sale of retail gasoline and merchandise. Our competitors include service stations of large integrated oil companies, independent gasoline service stations, convenience stores, fast food stores, supermarkets, drugstores, dollar stores, club stores and other similar retail outlets, some of which are well-recognized national or regional retail systems. The number of competitors varies depending on the geographical area. It also varies with gasoline and convenience store offerings. The principal competitive factors affecting our retail marketing operations include gasoline and diesel acquisition costs, site location, product price, selection and quality, site appearance and cleanliness, hours of operation, store safety, customer loyalty and brand recognition. We compete by pricing gasoline competitively, combining our retail gasoline business with convenience stores that provide a wide variety of products, and using advertising and promotional campaigns.
Seasonality
Our business exhibits some seasonality due to our customers’ increased demand for motor fuel during the late spring and summer months as compared to the fall and winter months. Travel, recreation and construction activities typically increase in these months in the geographic areas in which we operate, increasing the demand for motor fuel. Therefore, the volume of motor fuel that we distribute is typically somewhat higher in the second and third quarters of our fiscal year. As a result, our results from operations may vary from period to period.
Working Capital Requirements
We maintain customary levels of fuel and merchandise inventories, and carry corresponding payables balances to suppliers of those inventories, relating to our convenience store operations. In addition, Sunoco LLC purchases a significant amount of unbranded fuel in bulk and stores it for an extended amount of time. We also have rental obligations relating to leased locations. Our working capital needs will typically fluctuate over the medium to long term with the price of crude oil, and over the short term due to the timing of motor fuel tax, sales tax, interest and rent payments.
Environmental Matters
Environmental Laws and Regulations
We are subject to various federal, state and local environmental laws and regulations, including those relating to underground storage tanks; the release or discharge of hazardous materials into the air, water and soil; the generation, storage, handling, use, transportation and disposal of regulated materials; the exposure of persons to regulated materials; and the remediation of contaminated soil and groundwater.
Environmental laws and regulations can restrict or impact our business activities in many ways, such as:

•	requiring remedial action to mitigate releases of hydrocarbons, hazardous substances or wastes caused by our operations or attributable to former operators;

•	requiring capital expenditures to comply with environmental control requirements; and

•	enjoining the operations of facilities deemed to be in noncompliance with environmental laws and regulations.
Failure to comply with environmental laws and regulations may trigger a variety of administrative, civil and criminal enforcement measures, including the assessment of monetary penalties, the imposition of remedial requirements and the issuance of orders enjoining or otherwise curtailing future operations. Certain environmental statutes impose strict, joint and several liability for costs required to clean up and restore sites where hydrocarbons, hazardous substances or wastes have been released or disposed of. Moreover, neighboring landowners and other third parties may file claims for personal injury and property damage allegedly caused by the release of hydrocarbons, hazardous substances or other wastes into the environment.
We believe we are in compliance in all material respects with applicable environmental laws and regulations, and we do not believe that compliance with federal, state or local environmental laws and regulations will have a material adverse effect on our financial position, results of operations or cash available for distribution to our unitholders. Any future change in regulatory requirements could cause us to incur significant costs. We incorporate by reference into this section our disclosures included in Note 14 of the Notes to Consolidated Financial Statements included in Exhibit 99.4.
Hazardous Substances and Releases
Certain environmental laws, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), impose strict, and under certain circumstances, joint and several, liability on the owner and operator as well as former owners and operators of properties for the costs of investigation, removal or remediation of contamination and also impose liability for any related damages to natural resources without regard to fault. In addition, under CERCLA and similar state laws, as persons who arrange for the transportation, treatment or disposal of hazardous substances, we also may be subject to similar liability at sites where such hazardous substances come to be located. We may also be subject to third-party claims alleging property damage and/or personal injury in connection with releases of or exposure to hazardous substances at, from or in the vicinity of our current properties or off-site waste disposal sites.
We are required to comply with federal and state financial responsibility requirements to demonstrate that we have the ability to pay for remediation or to compensate third parties for damages incurred as a result of a release of regulated materials from our underground storage tank systems. We meet these requirements primarily by maintaining insurance which we purchase from private insurers.
Environmental Reserves
We are currently involved in the investigation and remediation of contamination at motor fuel storage and gasoline store sites where releases of regulated substances have been detected. We accrue for anticipated future costs and the related probable state reimbursement amounts for remediation activities. Accordingly, we have recorded estimated undiscounted liabilities for these sites totaling $40 million as of December 31, 2016. As of December 31, 2016, we have additional reserves of $14 million that represent our estimate for future asset retirement obligations for underground storage tanks.
Underground Storage Tanks
We are required to make financial expenditures to comply with regulations governing underground storage tanks adopted by federal, state and local regulatory agencies. Pursuant to the Resource Conservation and Recovery Act of 1976, as amended, the Environmental Protection Agency (“EPA”) has established a comprehensive regulatory program for the detection, prevention, investigation and cleanup of leaking underground storage tanks. State or local agencies are often delegated the responsibility for implementing the federal program or developing and implementing equivalent state or local regulations. We have a comprehensive program in place for performing routine tank testing and other compliance activities which are intended to promptly detect and investigate any potential releases. We believe we are in compliance in all material respects with requirements applicable to our underground storage tanks.
Air Emissions
The Federal Clean Air Act (the “Clean Air Act”) and similar state laws impose requirements on emissions to the air from motor fueling activities in certain areas of the country, including those that do not meet state or national ambient air quality standards. These laws may require the installation of vapor recovery systems to control emissions of volatile organic compounds to the air during the motor fueling process. Under the Clean Air Act and comparable state and local laws, permits are typically required to emit regulated air pollutants into the atmosphere. We believe that we currently hold or have applied for all necessary air permits and that we are in substantive compliance with applicable air laws and regulations. Although we can give no assurances, we are aware of no changes to air quality regulations that will have a material adverse effect on our financial condition, results of operations or cash available for distribution to our unitholders.
Various federal, state and local agencies have the authority to prescribe product quality specifications for the motor fuels that we sell, largely in an effort to reduce air pollution. Failure to comply with these regulations can result in substantial penalties. Although we can give no assurances, we believe we are currently in substantive compliance with these regulations.
Efforts at the federal and state level are currently underway to reduce the levels of greenhouse gas (“GHG”) emissions from various sources in the United States. At the federal level, Congress has considered legislation to reduce GHG emissions in the United States. Such federal legislation may impose a carbon emissions tax or establish a cap-and-trade program or regulation by the EPA. Even in the absence of new federal legislation, GHG emissions have begun to be regulated by the EPA pursuant to the Clean Air Act. For example, in April 2010, the EPA set a new emissions standard for motor vehicles to reduce GHG emissions. New federal or state restrictions on emissions of GHGs that may be imposed in areas of the United States in which we conduct business and that apply to our operations could adversely affect the demand for our products. In addition, in May 2016, the EPA issued final standards that would reduce methane emissions from new and modified oil and natural gas production by up to 45% from 2012 levels by 2025. Moreover, in August 2015, EPA issued final rules outlining the Clean Power Plan or CPP which was developed in accordance with President Obama’s Climate Action Plan announced the previous year. Under the CPP, carbon pollution from power plants must be reduced over 30% below 2005 levels by 2030. The current administration under President Trump has expressed an interest in a change in position on GHG initiatives.
Many studies have discussed the relationship between GHG emissions and climate change. One consequence of climate change noted in many of these reports is the increased severity of extreme weather, such as increased hurricanes and floods. Such events could adversely affect our operations through water damage, powerful winds or increased costs for insurance.
Other Government Regulation
The Petroleum Marketing Practices Act, or “PMPA,” is a federal law that governs the relationship between a refiner and a distributor, as well as between a distributor and branded dealer, pursuant to which the refiner or distributor permits a distributor or dealer to use a trademark in connection with the sale or distribution of motor fuel. Under the PMPA, we may not terminate or fail to renew a branded distributor contract unless certain enumerated preconditions or grounds for termination or nonrenewal are met and we also comply with the prescribed notice requirements. Additionally, we are subject to state petroleum franchise laws as well as laws specific to gasoline retailers and dealers, including state laws that regulate our relationships with third parties to whom we lease sites and supply motor fuels.
Employee Safety
We are subject to the requirements of the Occupational Safety and Health Act, or “OSHA,” and comparable state statutes that regulate the protection of the health and safety of workers. In addition, OSHA’s hazard communication standards require that information be maintained about hazardous materials used or produced in operations and that this information be provided to employees, state and local government authorities and citizens. We believe that we are in substantive compliance with the applicable OSHA requirements.
Store Operations
Our stores are subject to regulation by federal agencies and to licensing and regulations by state and local health, sanitation, safety, fire and other departments relating to the development and operation of convenience stores, including regulations relating to zoning and building requirements and the preparation and sale of food. Difficulties in obtaining or failures to obtain the required licenses or approvals could delay or prevent the development or operation of a new store in a particular area.
Our operations are also subject to federal and state laws governing such matters as wage rates, overtime, working conditions and citizenship requirements. At the federal level, there are proposals under consideration from time to time to increase minimum wage rates.
Title to Properties, Permits and Licenses
We believe we have all of the assets needed, including leases, permits and licenses, to operate our business in all material respects. With respect to any consents, permits or authorizations that have not been obtained, we believe that the failure to obtain these consents, permits or authorizations will not have a material adverse effect on our financial position, results of operations or cash available for distribution to our unitholders.
We believe we have satisfactory title to all of our assets. Title to property may be subject to encumbrances, including repurchase rights and use, operating and environmental covenants and restrictions, including restrictions on branded motor fuels that may be sold at such sites. We believe that none of these encumbrances will detract materially from the value of our sites or from our interest in these sites, nor will they interfere materially with the use of these sites in the operation of our business. These encumbrances may, however, impact our ability to sell the site to an entity seeking to use the land for alternative purposes.
Our Employees
We are managed and operated by the board of directors and executive officers of our General Partner, which has sole responsibility for providing us with the employees and other personnel necessary to conduct our operations. All of the employees that conduct our business are employed by our General Partner or its affiliates. As of December 31, 2016, our General Partner’s affiliates had approximately 22,500 employees, 332 of which are represented by labor unions or associations, performing services for our operations, with appropriate costs allocated to us. We believe that we and our General Partner and its affiliates have a satisfactory relationship with employees. Information concerning the executive officers of our General Partner is contained in “Item 10. Directors, Executive Officers and Corporate Governance” of our annual report on Form 10-K that was previously filed by the Partnership on February 24, 2017.